Exhibit 10.20

CONFIDENTIAL

AMENDED AND RESTATED

EXCLUSIVE LICENSE AGREEMENT

dated July 7, 2010

by and between

BIOCLASSIFIER, LLC

and

NANOSTRING TECHNOLOGIES, INC.

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Amended and Restated Exclusive License Agreement

This Amended and Restated Exclusive License Agreement (“Agreement”) is entered into as of the 7th day of July, 2010 (“Effective Date”), by and between BIOCLASSIFIER, LLC, a Missouri limited liability company having an address at 226 Spencer Road, Saint Louis, MO, 63119 (“Licensor”) and NANOSTRING TECHNOLOGIES, INC., a Delaware corporation having an address at 530 Fairview Avenue North, Suite 2000, Seattle, WA 98109, (“Licensee”). Licensor and Licensee are sometimes referred to herein each individually as a “Party” and collectively as the “Parties”.

In consideration of the mutual covenants and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee hereby agree as follows:

Licensor and Licensee have previously entered into an exclusive license agreement on July 7, 2010 (the “Original Agreement”) regarding the subject matter of this Agreement and now wish to clarify, amend, replace and supersede the Original Agreement in its entirety with this Agreement.

ARTICLE 1. DEFINITIONS

1.1	“Academic License” means that certain Amended and Restated Exclusive License Agreement dated February 3, 2010 by and between Licensor and the University of Utah Research Foundation (“UURF”).

1.2	“Affiliate” means any person or Entity that controls, is controlled by, or is under common control with a Party or a Patent Assignee (as applicable), directly or indirectly. For purposes of this definition, “control” and its various inflected forms means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or Entity, whether through ownership of voting securities, by contract or otherwise.

1.3	“Commercially Reasonable Efforts” means, with respect to a Licensed Product and/or Licensed Method, the diligent exercise, dedication and expenditure of efforts, money, personnel, and resources as would reasonably be utilized by companies of similar size, type and stage of development to develop products and services similar to the Licensed Product and/or Licensed Method. At a minimum, Commercially Reasonable Efforts shall be based upon the commercialization plan submitted to Licensor by Licensee as required by Section 6.2 below.

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1.4	“...Covered By...” means a product or method that, when made, used, practiced, or sold, would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of any Valid Claim included within the Patent Rights.

1.5	“Enhancement” means any correction, modification, update, enhancement, extension, improvement, translation, alteration or other change, including without limitation a derivative work, to the NanoString Platform, but shall not include the PAM50 Product or the Gene Set, or otherwise mean to include the Licensed Materials or the Patent Rights.

1.6	“Entity” means a corporation, an association, a joint venture, a partnership, a trust, a business, an institution, an individual, a government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

1.7	“Exclusive License” means an exclusive, fully transferable, fully sublicensable license to make, have made, use, have used, sell, have sold, import and export, exploit, license, sublicense, distribute, sub-distribute, make derivative works of, enhance, update, extend, incorporate, market, advertise or promote, modify, correct, improve, alter, translate, or edit.

1.8	“Fair Market Value” means the cash consideration which Licensee or its Sublicensee would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity, under the same terms, and at the same time and place.

1.9	“Field of Use” means research products and prognostic and/or diagnostic tests for cancer. For all purposes under this Agreement, a prognostic and/or diagnostic test includes, but is not limited to, a test intended to predict drug response or stratify or otherwise categorize a tumor or patient.

1.10	“Gene Set” means the set of genes that includes the PAM50 gene expression profile listed on Exhibit A, and any refinements, improvements or derivatives of such gene set which are owned by or licensed to Licensor but shall not in any case mean any New Signatures.

1.11	“Improvement” means any and all discoveries (excluding Enhancements) conceived or reduced to practice (a) within [†] ([†]) years after the effective date of the Academic License by the Licensor, whether or not patentable, which is a refinement, improvement or derivative of the PAM50 Product and/or the Gene Set and/or any Improvement, and which is not a New Signature; (b) which Licensor otherwise agrees in writing to include as part of the Licensed IP subject to the Exclusive License under this Agreement; (c) jointly by Licensor and Licensee and which relate to the PAM50 Product and/or the Gene Set; or (d) that are “Improvements” within the meaning of that term under the Academic License and are licensed to Licensor thereunder. Notwithstanding the foregoing, any and all discoveries jointly conceived or reduced to practice by the Parties shall remain the intellectual property of each Party.

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1.12	“Insolvent” means being unable to meet one’s debt obligations to another Entity as such debt obligations become due and not being able to provide reasonable financial assurances of becoming able to meet such obligations.

1.13	“Licensed IP” means the Patent Rights, the Licensed Materials and the Improvements that exist as of the Effective Date or are licensed to or owned by Licensor at any time during the term of this Agreement.

1.14	“Licensed Materials” means, as of the Effective Date and during the term of this Agreement, any unpublished research and development information, know-how, technical data, samples and prototypes licensed to or owned by Licensor which relate to the PAM50 Product, the Gene Set, and/or any Improvement and are necessary or useful for the practice of the Licensed IP and which Licensor has the right to provide to Licensee. Licensed Materials also includes all of the foregoing which are disclosed in the Patent Rights but are not Covered By a Valid Claim. Licensor represents and warrants that as of the Effective Date it has (a) obtained and disclosed in writing to Licensee any and all Licensed Materials (as defined as of the Effective Date) and (b) disclosed, to the extent permitted, to Licensee on Exhibit B any and all unpublished research and development information, know-how, technical data, samples and prototypes known to Licensor which relate to the PAM50 Product, the Gene Set, and/or any Improvement, are necessary or useful for the practice of the Licensed IP, and are not Licensed Materials hereunder. Licensor further covenants that during the term of this Agreement it shall (x) disclose promptly in writing to Licensee any Licensed Materials (as defined at such time) not previously disclosed in writing to Licensee and (y) disclose promptly in writing to Licensee, to the extent permitted, and use commercially reasonable efforts to obtain a license to or ownership of, and to provide to Licensee hereunder, any unpublished research and development information, know-how, technical data, samples and prototypes which (1) become known to Licensor, (2) relate to the PAM50 Product, the Gene Set, and/or any Improvement and (3) are necessary or useful for the practice of the Licensed IP.

1.15	“Licensed Product” means any product, apparatus, kit or component part thereof, or any other subject matter, the manufacture, design, creation, use, importation, distribution, or sale of which is (a) Covered By any Valid Claim included within the Patent Rights, (b) includes, uses, or is the Licensed Materials, or (c) includes, uses, or is any Improvement.

1.16	“Licensed Method” means any method, procedure, process or other subject matter, the practice, manufacture, use, reproduction, distribution, or sale of which is (a) Covered By any Valid Claim included within the Patent Rights, (b) includes, uses, or is the Licensed Materials, or (c) includes, uses, or is any Improvement.

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1.17	“Licensee Platform” means Licensee’s nCounter Analysis System, including any Enhancements thereto, comprised of a fully-automated Prep Station, a Digital Analyzer, the CodeSet (molecular barcodes) and all of the reagents and consumables needed to perform the analysis, and includes without limitation algorithms, analyses, assays, chemistry, computer software, reagents, consumables, designs, hardware, instrumentation, processes, and sample preparations.

1.18	“Net Sales” means the gross revenue invoiced and paid or given to Licensee or its Affiliates for Licensed Products and/or Licensed Methods, which are sold, leased, or otherwise disposed of by or for Licensee or any of its Affiliates, less (to the extent appropriately documented) the following deductions, directly attributable to the sale of such Licensed Product and/or Licensed Method:

a)	normal or customary rebates and trade, cash and/or quantity discounts actually granted to purchases of a Licensed Product and/or Licensed Method;

b)	bad debt expenses actually incurred;

c)	allowances or credits to third parties for price adjustments, rejections or returns;

d)	taxes, sales taxes, excise taxes, tariffs and duties applicable to sales of Licensed Product that the Licensee has to pay on such sales, but not franchise or income taxes of any kind whatsoever;

e)	outbound transportation, handling, and insurance charges invoiced, prepaid or allowed; and

f)	for any sale in which the United States government, on the basis of its royalty-free license to any Licensed IP, requires that the gross sales price of any Licensed Product or Licensed Method be reduced by the amount of such royalty owed Licensor or a Third Party, the amount of such royalty.

Sales or other transfers of Licensed Products and/or practice of Licensed Methods between Licensee and its Affiliates shall be excluded from the computation of Net Sales, and no payments will be payable to Licensor on such sales or transfers except where such Affiliates of Licensee are end users or consumers.

A Licensed Product and/or Licensed Method shall be considered sold when it is invoiced. No deductions shall be made from Net Sales for commission paid to individuals whether they are with independent sales agencies or are regularly employed by Licensee or its Affiliates or Sublicensees and are on its or their payroll, or for the cost of collections. In the event Licensee transfers a Licensed Product to and/or transfers or performs a Licensed Method for

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a third party in a bona fide arm’s length transaction, for consideration, in whole or in part, other than cash, then the Net Sales price for such Licensed Product and/or Licensed Method shall be deemed to be the standard invoice price then being invoiced by Licensee in an arm’s length transaction with similar companies and in the absence of such standard invoice price, then the reasonable Fair Market Value of the Licensed Product and/or Licensed Method. Components of Net Sales shall be determined in the ordinary course of business using the accrual method of accounting in accordance with generally accepted accounting practices.

1.19	“New Signature” means any gene expression profile (a) which is not, and is not Covered By, claimed in, or disclosed in, the Licensed IP and (b) which is not related to, derived from, or associated with, and may not act as an alternative to or compete with, the PAM50 Product or the Licensed IP.

1.20	“PAM50 Product” means the PAM50 gene expression profile as described in the Patent Rights, including without limitation the algorithms and analysis software necessary or useful to interpret the gene expression profile, and any refinements, improvements or derivatives of such gene expression profile. The PAM50 Product includes without limitation the gene expression profile called PAM50 that was first published in Parker JS, et al., Journal of Clinical Oncology 27:1160- 1167(2009).

1.21	“Patent Assignees” means University of Utah, University of North Carolina (“UNC”), Washington University (“WU”), and British Columbia Cancer Agency Branch (“BCCA”).

1.22	“Patent Rights” means all patents and patent applications (and all divisionals, continuations, continuations in part, and foreign equivalents therefrom) claiming the Gene Set, the PAM50 Product and/or any Improvement, including all methods of assessing or practicing the PAM50 Product and/or any Improvement, which are owned by or licensed to Licensor and includes without limitation all of the following intellectual property: The United States patents and/or patent applications listed in Exhibit A, United States patents issued from the applications listed in Exhibit A, and United States patents and/or patent applications claiming Improvements (the “Improvement Patents”); and any divisionals, continuations, and continuations-in-part of these applications and any reissues, reexaminations or extensions of such United States patents; and all foreign counterparts of the foregoing.

1.23	“Royalty Floor” equals [†] percent ([†]%) of the Valid Claim Royalty or the Technology Royalty, as applicable.

1.24	“RUO Product” means Licensed Products or Licensed Methods used for non-clinical purposes or analysis of clinical trial material.

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1.25	“Sublicense Income” shall include all payments received by Licensor or its Affiliates from a Sublicensee as consideration for the sublicense to such Sublicensee of the right to make, have made, use, sell, offer or import Licensed Products under the Licensed IP and/or Licensed Materials. Sublicense Income shall include royalties on net sales made by a Sublicensee, fixed fees, sublicense fees, milestone payments, or other payments in consideration for any rights granted under the Licensed IP and/or Licensed Materials granted by Licensee to such Sublicensee, excluding only funds or materials paid to Licensee exclusively for research, development, manufacturing, or patent filing, prosecution, maintenance or enforcement related to the Licensed Product(s) and/or Licensed Method(s) (so long as the funding does not reflect a premium of more than [†] percent ([†]%) over Licensee’s actual costs to perform said work) and any other property, consideration or thing of value given or exchanged for a sublicense regardless of how the Licensee and Sublicensee characterize such payments or consideration. All such consideration received by Licensor shall be fully auditable by Licensor. Sublicense Income also shall exclude amounts paid by a third party in consideration of the issuance of equity or other security by Licensor or its Affiliates.

1.26	“Sublicensee” means any party other than an Affiliate of Licensee which enters into an agreement or arrangement with Licensee or receives a sublicense grant from Licensee under the Licensed IP and/or Licensed Materials, to manufacture, have manufactured, offer for sale, sell, lease, use, practice, export and/or import the Licensed Product or Licensed Method, subject to the then-current applicable article, item, service, technology, and technical data-specific requirements of the U.S. export laws and regulations.

1.27	“Territory” means worldwide.

1.28	“Valid Claim” means a claim(s) in an issued and unexpired patent within the Patent Rights which (i) has not been declared unpatentable, invalid or unenforceable by a court or other appropriate body of competent jurisdiction from which no appeal is taken, (ii) has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, and (iii) has not been lost through an interference reissue, or reexamination proceeding.

ARTICLE 2. LICENSE GRANT

2.1	Exclusive Grant

Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee a royalty-bearing Exclusive License to the Licensed IP, Licensed Products and Licensed Methods in the Field of Use throughout the Territory. This grant is subject to (a) the payment by Licensee to Licensor of all consideration required under this Agreement, (b) a non-exclusive, irrevocable, royalty-free license granted to the U.S. Government in the general form attached hereto as Exhibit C and (c) the rights retained by UURF and the

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Patent Assignees and their Affiliates in Section 2.1 of the Academic License as may be amended from time to time in compliance with the terms of Section 3.2 below, a copy of which as of the Effective Date is attached hereto as Exhibit D for reference only.

2.2	Affiliates

Licensee may extend the license granted herein to any Affiliate of Licensee if the Affiliate consents in writing to be bound by this Agreement to the same extent as Licensee, including any fee or royalty provisions hereof. Other agreements or arrangements with Affiliates relating to Patent Rights which result in the sale of Licensed Product(s)/and or Licensed Method(s) will be subject to the royalty payment and other applicable payment provisions of this Agreement.

2.3	Sublicensing

Licensor hereby grants to Licensee the right to enter into sublicensing agreements with third parties (hereinafter referred to as “Sublicensee(s)”), provided that any sublicense granted by Licensee to a Sublicensee shall contain terms consistent with the first sentence of Section 5.1 and the provisions of Sections 5.1(a), 7.2, 7.3, 11.2, 11.3, and 11.4, and Articles 6, 9, 13, 14, and 16 of this Agreement. Licensee shall collect and guarantee all payments due Licensor as a result of any payments made by Sublicensee(s) to Licensee.

2.4	Consulting Services

Licensee and Licensor agree to enter into a consulting agreement, the term of which shall be [†] ([†]) calendar quarters, for the performance of consulting services of Licensor at a rate of [†] U.S. Dollars (US$[†]) per calendar quarter. All intellectual property developed by Licensor pursuant to the performance of such services shall be exclusively owned by Licensor and deemed Licensed IP, which is subject to the Exclusive License granted to Licensee pursuant to Section 2.1 herein.

ARTICLE 3. TERM OF AGREEMENT

3.1	This Agreement shall be in full force and effect from the Effective Date until the expiration of all royalty obligations set forth in Article 4, unless otherwise terminated by operation of law or by acts of the Parties pursuant to the terms of this Agreement. Upon expiration of all royalty obligations set forth in Article 4, the licenses granted herein shall become perpetual, fully paid and royalty free.

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3.2	The Exclusive License granted under Section 2 above will survive termination of this Agreement for any reason other than breach by Licensee pursuant to Section 10.1 or bankruptcy pursuant to Section 10.2, will remain in full force and effect in accordance with its terms, and will be assigned to and assumed by UURF upon any such termination. Bioclassifier will not enter into any agreement, understanding or other arrangement with UURF or any other party that alters, amends, changes, impedes the effect of, or waives compliance with any term of the Academic License without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed if the rights and obligations of Licensee hereunder and pursuant to Article 2.5(e) of the Academic License would be unaffected by such alteration, amendment , change, impediment or waiver.

ARTICLE 4. FEES & ROYALTIES

4.1	Royalty

a.

As consideration for the license under this Agreement, Licensee shall pay to Licensor: (i) an earned royalty of [†] percent ([†]%) of Net Sales made by Licensee or its Affiliates if such Net Sales includes a Licensed Product and/or Licensed Method which is Covered By a Valid Claim (“Valid Claim Royalty”), provided however that if a clinical laboratory Affiliated with any of the Patent Assignees is, at the time of such Net Sales, offering or at any time during the previous four calendar quarters has offered for sale or sold a prognostic and/or diagnostic test which is Covered By a Valid Claim, then the Valid Claim Royalty shall be reduced by [†] percent ([†]%) on all Net Sales of Licensed Products and/or Licensed Methods that are not RUO Product; or (ii) an earned royalty of [†] percent ([†]%) of Net Sales made by Licensee or its Affiliates if such Net Sales includes a Licensed Product and/or Licensed Method which is not Covered By a Valid Claim (“Technology Royalty”), provided however that if a clinical laboratory Affiliated with any of the Patent Assignees is, at the time of such Net Sales, offering or at any time during the previous four calendar quarters has offered for sale or sold a prognostic and/or diagnostic test directly relating to or derived from the Licensed IP which is not Covered By a Valid Claim, then the Technology Royalty shall be reduced by [†] percent ([†]%) on all Net Sales of Licensed Products and/or Licensed Methods that are not RUO Product. Net Sales based on reagents purchased from Sublicensees, where payments defined under Section 4.2 have been paid to Licensor, are not subject to earned royalty defined under Section 4.1. Notwithstanding anything in this Section 4.1(a) to the contrary, if the clinical laboratory Affiliates of the Patent Assignees have agreed in writing to cease permanently offering for sale and/or selling prognostic and/or diagnostic test(s) that is(are) Covered By a Valid Claim or that is(are) directly relating to or derived from the Licensed IP and not Covered By a Valid Claim (x) at such time as Licensee secures (itself or through its Affiliates or Sublicensee(s)) its first FDA 510(k) clearance or Premarket Approval or other applicable FDA approval for a Licensed Product and (y) without any further conditions on such cessation, and such clinical laboratory Affiliates

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have ceased such offering for sale and/or sale of such prognostic and/or diagnostic tests upon such first FDA 510(k) clearance or Premarket Approval or other applicable FDA approval for a Licensed Product, then the [†] percent ([†]%) reduction set forth in clauses (i) and (ii) above shall be of no further force or effect. Further notwithstanding anything in this Section 4.1(a) to the contrary and for clarity, to the extent that the clinical laboratory Affiliates of the Patent Assignees have the right to perform CLIA regulated and other regulatory approved prognostic and/or diagnostic tests solely for purposes of internal comparisons and proficiency testing, the results of which in both cases are not reported to patients, providers or other third parties, then such internal comparison and proficiency testing shall not result in the [†] percent ([†]%) reduction set forth in clauses (i) and (ii) above.

b.	If any issued patent or any claim thereof included within Patent Rights shall be found invalid by a court of competent jurisdiction and last resort, from which decision no appeal may be taken or from which decision no appeal is taken on a timely basis, Licensee’s obligation to pay Licensor royalties based on such patent or claim or any claim patentably indistinct therefrom shall be reduced by [†] percent ([†]%) of the applicable rate set forth in Section 4.1(a) above, as of the date of such decision. Licensee shall not, however, be relieved from paying Licensor any royalties, fees, expenses, or other liabilities that accrued prior to the date of such decision or that are based on any of Licensor’s Patent Rights not the subject of such decision.

c.	In the event that a Licensed Product(s) and/or a Licensed Method(s) is sold in combination with another product, products, or method which themselves are not Licensed Product(s) and/or Licensed Method(s) (“Combination Products”), the royalty rate payable on such Combination Products will be the royalty rate set forth in Section 4.1 applied to a pro rata portion (i.e., “X”) of Net Sales of Combination Products according to the following formula:

X = A/B

where X = the pro rata portion of Net Sales attributable to the Licensed Products (expressed as a percentage), A = the list sales price of the component in the Combination Product utilizing the Licensed Products, and B = the list sales price of the Combination Product.

d.

If, after the Effective Date and during the term of this Agreement, (i) Licensee obtains an incremental license from any third party(ies) in order to (A) avoid infringing such third party’s patent(s) by use of the Licensed IP in the development, manufacture, sublicensing, lease, sale or other disposition of Licensed Product(s) and/or Licensed

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Method(s) in a particular country(ies) or (B) using a commercially reasonable standard specifically and exclusively expand or augment the scope of the Licensed Product(s) and/or Licensed Methods or the usefulness of the Licensed IP in a particular country(ies) (“Third Party License(s)”), and (ii) the total payments that would be payable by Licensee on such Licensed Product(s) and/or Licensed Method(s) under this Agreement and all Third Party License(s) prior to any adjustments herein and therein (the “Cumulative Royalties”) exceeds the Valid Claim Royalty or the Technology Royalty, as applicable, then the royalties otherwise payable under this Agreement shall be reduced by [†] percent ([†]%) of the dollar amount of the payments actually paid under the Third Party License(s) based on the sales of Licensed Product(s) and/or Licensed Method(s) in such country(ies); provided, however, that in no event shall the royalties paid by Licensee to Licensor on the Licensed Product(s) and/or Licensed Method(s) be less than the applicable Royalty Floor. For avoidance of doubt, no royalty reduction pursuant to this Section 4.1(d) shall apply in the event that the Third Party License(s) described in Section 4.1(d)(i)(B) above include any third party license to technology that Licensee (x) applies generically to its Licensee Platform or (y) incorporates into products which are not Licensed Product(s) and/or Licensed Method(s).

e.	For the avoidance of doubt, it is understood that no more than one royalty payment shall be due with respect to the sale of a particular Licensed Product and/or Licensed Method. The obligation to pay royalties to Licensor is imposed only once with respect to the same unit of Licensed Product and/or Licensed Method regardless of the number of Valid Claims pertaining thereto.

f.	Following the first commercial sale (following regulatory approval, and not including sales for research use or humanitarian use) of a Licensed Product, on each [†] of each calendar year after the year of such first commercial sale as set forth below, but only during the term of this Agreement, Licensee shall pay to Licensor the difference between the amounts previously paid to Licensor as royalties on Net Sales during the prior calendar year and the amount listed below if the amount previously paid is less than the amount listed in (i) to (v) below for the respective year

(i)	for year 1 after the year of such first commercial sale, [†] U.S. Dollars ($[†]);

(ii)	for year 2 after the year of such first commercial sale, [†] U.S. Dollars ($[†]);

(iii)	for year 3 after the year of such first commercial sale, [†] U.S. Dollars ($[†]);

(iv)	for year 4 after the year of such first commercial sale, [†] U.S. Dollars ($[†]); and

(v)	for year 5 after the year of such first commercial sale, [†] U.S. Dollars ($[†]),

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g.	The royalty obligations for the Valid Claim Royalty shall expire on a country-by-country basis upon the last to expire Valid Claim in such country. The royalty obligations for the Technology Royalty shall expire on a country-by-country basis [†] ([†]) years after the first commercial sale of a Licensed Product and/or a Licensed Method in such country.

4.2	Sublicense Income

For sublicenses to Sublicensees of the right to make, have made, use, sell, offer or import Licensed Products and/or Licensed methods that run on, relate to, or otherwise involve the Licensee Platform, Licensee shall pay Licensor [†] percent ([†]%) of all Sublicense Income received by Licensee from such Sublicensees.

For sublicenses to Sublicensees of the right to make, have made, use, sell, offer or import Licensed Products and/or Licensed Methods that do not run on, relate to, or otherwise involve the Licensee Platform, Licensee shall pay Licensor (i) [†] percent ([†]%) of all Sublicense Income received from such Sublicensees if such sublicense agreement is executed on or before the [†] anniversary of the Effective Date; (ii) [†] percent ([†]%) of all Sublicense Income received from such third parties if such sublicense agreement is executed after the [†] anniversary and on or before the [†] anniversary of the Effective Date, or (iii) [†] percent ([†]%) of all Sublicense Income received from such third parties if such sublicense agreement is executed after the [†] anniversary of the Effective Date.

For clarity, if Licensee or an Affiliate of Licensee sells Licensed Products and/or Licensed Methods directly to third parties, then such income will be considered Net Sales under Section 4.1 hereof.

4.3	Past Patent Expenses and Start-Up Expenses

a.	Upon execution of this Agreement, Licensee shall (i) pay Licensor [†] U.S. Dollars ($[†]) as reimbursement for Licensor’s initial organization expenses and (ii) pay Licensor up to [†] U.S. Dollars ($[†]) as reimbursement for Past Patent Expenses. “Past Patent Expenses” are all reasonable, documented, out-of-pocket expenses incurred in filing, prosecution, and maintaining the Patents Right(s) before the Effective Date of this Agreement.

b.	Notwithstanding the foregoing, Licensee shall have no obligation to make payment for reimbursement under Section 4.3(a)(ii) until such time as Licensee has received from Licensor a written invoice documenting all such Past Patent Expenses for which Licensor seeks reimbursement.

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c.	In addition, within [†] ([†]) days after each anniversary of the Effective Date of this Agreement, Licensee shall pay Licensor [†] U.S. Dollars (US$[†]) per year as reimbursement for Licensor’s maintenance as an entity.

d.	The Option Fee (as defined in the Option Agreement between the Parties dated as of April __, 2010) shall reduce the amount available for reimbursement of Past Patent Expenses under Section 4.3(a)(ii). In addition, the Option Fee and the Past Patent Expenses related to Item No. 1 on Exhibit A shall be credited against and reduce any royalties (other than Minimum Annual Royalties) due hereunder.

e.	For purposes of clarification, the amounts due pursuant to Section 4.3(c) shall not be credited or reduce the payment of any royalties due hereunder.

ARTICLE 5. COMMERCIAL DILIGENCE & MILESTONES

5.1	Commercial Diligence and Milestones

Upon execution of this Agreement, Licensee shall proceed with Commercially Reasonable Efforts to develop, manufacture, practice, sell and use the Licensed Products and/or Licensed Methods in order to make them readily available to the general public as soon as practicable on commercially reasonable terms. Licensee shall continue Commercially Reasonable Efforts for one or more Licensed Product(s) and/or Licensed Method(s) throughout the term of this Agreement (“Actively Commercializing”). In addition, Licensee shall perform at least the following obligations as part of its due diligence activities hereunder:

a.	Licensee shall achieve the following milestones during the course of its operations:

1.	[†] – The PAM50 Product or another Licensed Product or Licensed Method [†] by Licensee or its Affiliates or Sublicensees. For purposes of this Section 5.1(a)(1), the PAM50 Product or another Licensed Product or Licensed Method [†] by Licensee or its Affiliates or Sublicensees if Licensee or its Affiliates or Sublicensees [†] the PAM50 Product or another Licensed Product or Licensed Method.

2.	[†] – Licensee or its Affiliates or Sublicensee [†] the PAM50 Product or another Licensed Product or Licensed Method. For purposes of this milestone, [†]. Licensee, itself or through its Affiliates or Sublicensees, may satisfy the requirement that it [†].

3.	[†] – Either (A) Licensee or its Affiliates or Sublicensee [†] the PAM50 Product or another Licensed Product or Licensed Method or (B) [†] the

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PAM50 Product or another Licensed Product or Licensed Method [†] by Licensee or its Affiliates or Sublicensees. For purposes of the foregoing clause (B), it shall only be necessary that such [†]. By way of illustration and not limitation, the milestone set forth in the foregoing clause (B), shall be satisfied if [†], Licensee or its Affiliates or Sublicensees [†] the PAM50 Product or another Licensed Product or Licensed Method.

4.	[†] – Licensee or its Affiliates or Sublicensee will make Commercially Reasonable Efforts to [†] the PAM50 Product or another Licensed Product or Licensed Method. The [†] the PAM50 Product or another Licensed Product or Licensed Method also shall constitute achievement of all milestones set forth in Sections 5.1(a)(1), 5.1(a)(2) and 5.1(a)(3).

b.	Licensee represents and warrants to Licensor that as of the Effective Date, Licensee has the capability of offering a Licensed Product or Licensed Method at multiple sites and/or in countries outside of the United States.

c.	In the event that Licensee reasonably foresees that it will not timely achieve any of the foregoing milestones (a “Delayed Milestone”), Licensee must so notify Licensor as soon as reasonably practicable. Upon receipt by Licensor of such notice, the Parties agree to meet within fourteen (14) days to negotiate in good faith to revise the date by which a Delayed Milestone must be achieved and/or the obligations set forth in such Delayed Milestone. Licensor shall not unreasonably refuse to extend the date for achieving any milestone set forth above.

d.	In the event Licensee is unable to timely achieve the milestones set forth above, Licensee hereby agrees to pay the fees set forth in Section 5.1 of the Academic License to extend the date(s) of such applicable milestone(s), and the milestones set forth above shall be likewise extended. Licensor shall take such actions as are reasonably necessary to extend the date(s) of such applicable milestone(s) in accordance with the terms of the Academic License.

e.	In the event Licensee is unable to timely achieve the milestone set forth in Section 5.1(a)(1) above, as such milestone may have been revised by the Parties in accordance with Section 5.1(c) above, Licensee shall pay Licensor [†] U.S. Dollars (US$[†]) on the last day of each month until such time as Licensee has achieved such milestone, and the failure to timely achieve such milestone shall not be deemed a failure by Licensee to perform any material covenant, condition, or undertaking of this Agreement nor grounds for termination of this Agreement by Licensor.

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f.	In the event Licensee has not achieved the milestone event set forth in clause (B) of Section 5.1(a)(3) above on or before [†], Licensee shall pay Licensor [†] U.S. Dollars (US$[†]) on the last day of each month until such time as Licensee has achieved either the milestone event set forth in clause (B) of Section 5.1(a)(3) above or the milestone set forth in Section 5.1(a)(4) above, and the failure to timely achieve such milestone shall not be deemed a failure by Licensee to perform any material covenant, condition, or undertaking of this Agreement nor grounds for termination of this Agreement by Licensor.

g.	In no event shall Licensee’s failure to meet the performance milestones set forth above constitute a breach of this Agreement if such failure is attribute to occurrences beyond the reasonable control of the Licensee, including but not limited to war, fire, natural disaster, lack of energy or raw material, strike, and act of government, provided that Licensee shall promptly notify Licensor upon the occurrence of any of the foregoing events and the unmet milestone(s) shall be delayed only for the period that such event continues.

ARTICLE 6. QUARTERLY & ANNUAL REPORTS

6.1	Annual and Quarterly Royalty Report

Within [†] ([†]) days after the calendar year in which Net Sales first occur, and, thereafter, within [†] ([†]) days after each non-year-end calendar quarter and within [†] ([†]) days after each year-end calendar quarter, Licensee shall provide Licensor with a written report detailing all sales and uses, if any, made of Licensed Products and/or Licensed Methods during the preceding calendar quarter, and detailing the amount of Net Sales made during such quarter and calculating the royalties due to Licensor pursuant to Article 4 hereof. Each report shall include at least the following:

a.	number or volume of Licensed Products sold, leased or disposed of by and/or for Licensee, Affiliates and all Sublicensees;

b.	accounting for all Licensed Methods sold (or otherwise generating revenue) by and/or for Licensee, Affiliates and all Sublicensees;

c.	accounting for Net Sales, noting the deductions applicable as provided in Section 1.18;

d.	royalties, earned royalties, and amounts due on other payments from Sublicensees, Affiliates, and assignees under Article 4;

e.	total royalties due to Licensor;

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f.	names and addresses of all Sublicensees;

Each report shall be in substantially similar form as Exhibit E attached hereto. Each such report shall be signed by an officer of Licensee (or the officer’s designee). With each such report submitted, Licensee shall pay to Licensor the royalties and fees due and payable under this Agreement. If no royalties shall be due, Licensee shall so report. Licensee will continue to deliver royalty reports to Licensor after the termination or expiration of this Agreement until such time as all Licensed Product(s) and/or Licensed Method(s) permitted to be sold after termination have been sold or destroyed.

6.2	Progress Report and Commercialization Plan

Commencing on [†], and on each [†] and [†] thereafter, Licensee shall submit to Licensor a written report covering Licensee’s (and any Sublicensee’s) progress in (a) [†] Licensed Products and Licensed Methods; (b) achieving the due diligence milestones specified herein; (c) [†] the Licensed Products and Licensed Methods; and (d) plans for the upcoming year in commercializing the Licensed Product(s) and Licensed Method(s). Each report shall be in substantially similar form and contain at least the information required by Exhibit F attached hereto and incorporated herein.

6.3	In addition to the regular reports required by Section 6.1 and 6.2 hereof, Licensee shall provide a written report to Licensor of the date of first occurrence of Net Sales in each country within [†] ([†]) days of the occurrence thereof.

ARTICLE 7. PAYMENTS, RECORDS and AUDITS

7.1	Payments

Licensee shall pay all royalties accruing to Licensor in U.S. Dollars, without deduction of exchange, collection, wiring fees, bank fees, or any other charges, within [†] ([†]) days following the calendar quarter in which Net Sales occur.

For converting any Net Sales made in a currency other than United States Dollars, the Parties will use the conversion rate at the point of transfer from the foreign currency to the United States Dollars.

7.2	Records

Licensee shall keep, and use diligent efforts to cause its Sublicensees and Affiliates to keep, complete, true and accurate records and books containing all particulars that may be necessary for the purpose of showing the amounts payable to Licensor hereunder. Licensee’s records and books shall be kept at Licensee’s principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates.

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7.3	Audit

Licensor shall have the right, solely through an independent certified public accounting firm that has not been retained on a “contingency fee” basis and which has been mutually agreed by Licensor and Licensee (the “Accounting Firm”), to inspect Licensee’s books and the supporting data, upon reasonable prior notice to Licensee, during a term of [†] ([†]) years following the end of the calendar year to which they pertain, for the purpose of verifying Licensee’s royalty statements or compliance in other respects with this Agreement. Access to such books and supporting data will be made available to the Accounting Firm upon not less than [†] ([†]) days prior written notice to Licensee, not more than [†] each calendar year during the term of this Agreement, during normal business hours at the offices of Licensee, and [†] a year for [†] ([†]) years after the expiration or termination of this Agreement; provided however that Licensor may not audit any particular period more than [†]. Should such inspection lead to the discovery of a greater than [†] percent ([†]%), discrepancy in reporting to Licensor’s detriment, Licensee agrees to pay the full reasonable cost of such inspection.

ARTICLE 8. PATENT PROSECUTION AND MAINTENANCE

8.1

Licensee shall direct, control, and pay the costs of the filing, prosecution, maintenance, enforcement and defense of the Licensed IP in such major-market countries as may be reasonably agreed between Licensor and Licensee. In the absence of further agreement, Licensee and Licensor agree that the term “major-market countries” means the United States, Canada, Great Britain, France, Germany, Italy and Spain. In the event that Licensee refuses to file, prosecute, maintain, enforce, or defend a patent in one or more countries as reasonably requested by Licensor (an “Excluded Country(ies)”), (i) Licensee shall provide Licensor with written notice of such refusal (the “Exclusion Notice”) at least [†] ([†]) days if possible, but in no event less than [†] ([†]) days, in advance of any filing or response deadline or fee due date for such patent, provided that if Licensor provides Licensor with the Exclusion Notice less than [†] days in advance, Licensor shall also provide UURF a copy of such Exclusion Notice at the same time (ii) Licensee shall pay any and all filing, prosecution, maintenance, enforcement and/or defense costs incurred in such Excluded Country up to the date of such Exclusion Notice, and (iii) Licensor may pay the costs of such filing, prosecution, maintenance, enforcement or defense in such Excluded Country after the date of such Exclusion Notice and, upon written notice by Licensor to Licensee, the Valid Claim(s) of such patent in such Excluded Country(ies) (an “Excluded Valid Claim(s)”) shall no longer be included within the scope of the Exclusive License granted under Section 2.1 of

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this Agreement and further, for purposes of the Exclusive License granted under Section 2.1 of this Agreement, know-how directly related to such Excluded Valid Claim(s) shall, in such Excluded Country(ies), be deemed to be licensed to Licensee by Licensor on a nonexclusive basis. Notwithstanding anything in Section 2.1 to the contrary, upon Licensee refusing to file, prosecute, maintain, enforce, or defend a patent in an Excluded Country(ies), Licensor may grant to a third party(ies) a contingent right to license such Excluded Valid Claim(s) in such Excluded Country(ies) when, if and as such Excluded Valid Claim(s) are issued.

8.2	Licensee will coordinate with UURF to develop a strategy for the prosecution and maintenance of all Patent Rights consistent with Section 8.1. Licensee’s patent counsel will agree to keep both Licensee and UURF as co-clients and informed as to all information and communications provided by governmental patent offices related to the Patent Rights. Decisions for prosecuting the patent applications will be made so as to obtain as broad of patent protection as is commercially reasonable and practical and as advised by patent counsel. Copies of all documents prepared by patent counsel will be provided by such counsel to UURF for review and comment prior to filing, to the extent practicable under the circumstances. Licensee will instruct patent counsel to incorporate all reasonable comments of UURF in any filing or other element of patent prosecution. Licensee will promptly notify UURF of its plans to file, revise or drop any patent application or claim which may materially adversely affect the Patent Rights or the rights or royalties due under this Agreement.

ARTICLE 9. PATENT MARKING

9.1	Licensee shall permanently and legibly mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with all applicable patent-marking and notice provisions under Title 35, United States Code.

ARTICLE 10. TERMINATION

10.1	If either Party should violate or fail to perform any material covenant, condition, or undertaking of this Agreement to be performed by it hereunder, then the other Party (the “Non-Defaulting Party”) may give written notice of default to such Party (the “Defaulting Party”). The Non-Defaulting Party may terminate this Agreement if the Defaulting Party does not cure its material default under this Agreement within sixty (60) days of receiving such written notice. Termination in accordance with this Section 10.1 will take effect when the Defaulting Party receives written notice of termination from the Non-Defaulting Party, which notice must not be delivered until the Defaulting Party has failed to cure its material default during the sixty-day cure period.

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10.2	If Licensee should file a bankruptcy action, or have a bankruptcy action filed against it, or become Insolvent, or enter into a composition with creditors, or have a receiver appointed for it, then Licensor may give written notice of default to Licensee. If Licensee should fail to cure such default within sixty (60) days of such notice, this Agreement, and the rights, privileges, and licenses granted hereunder, shall automatically terminate.

10.3	No termination of this Agreement by Licensor shall relieve Licensee of its obligation to pay any monetary obligation due or owing at the time of such termination.

10.4	Following the second anniversary of the Effective Date of this Agreement, Licensee may terminate this Agreement with or without cause upon ninety (90) days prior written notice to Licensor.

10.5	Without limiting any other remedies available to a Party under law or equity, any termination pursuant to this Section 10 hereof shall not relieve any Party of any obligation or liability accrued hereunder prior to such termination, or rescind or give rise to any right to rescind any payments made or other consideration given to the other Party hereunder prior to the time such termination becomes effective. Such termination shall not affect in any manner any rights of either Party arising under this Agreement prior to the date of such termination.

10.6	Upon expiration or termination of this Agreement by either Party, Licensee shall provide Licensor with a written inventory of all Licensed Products in process of manufacture, in use or in stock. Licensee may dispose of any such Licensed Products within the one hundred eighty (180) day period following such expiration or termination, provided, however, that Licensee shall pay royalties and render reports to Licensor thereon in the manner specified herein.

10.7	Those provisions of this Agreement that by their very nature are intended to survive shall survive any termination or expiration of this Agreement.

ARTICLE 11. WARRANTY BY LICENSOR

11.1	Licensor warrants that it has the lawful right to grant the license set forth in this Agreement.

11.2	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT LICENSOR HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL LICENSOR BE HELD RESPONSIBLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF PATENT RIGHTS, EVEN IF LICENSOR IS ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

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11.3	Nothing in this Agreement shall be construed as:

a.	a warranty or representation by Licensor as to the validity or scope of any Patent Rights.

b.	a warranty or representation by Licensor that anything made, used, sold or otherwise disposed of pursuant to any license granted under this Agreement is or will be free from infringement of intellectual property rights of third parties.

c.	an obligation by Licensor to bring or prosecute actions or suits against third parties for patent infringement, except as expressly provided in Article 12 hereof.

d.	conferring by implication, estoppel or otherwise any license or rights under any patents of Licensor other than Patent Rights.

11.4	As the sole remedy for any breach or violation of any provisions, including the representations or warranties, contained in this Agreement by Licensor, Licensee shall have, at its sole option, (a) the right to a refund of all payments made to Licensor by Licensee as consideration for the rights granted under this Agreement or (b) the right to cure such breach or violation at the sole expense of Licensor, provided that in no event shall Licensor be required to pay or expend any amounts in excess of the aggregate payments received by Licensor from Licensee under this Agreement.

ARTICLE 12. INFRINGEMENT

12.1	If either Party discovers the infringement of any of Licensor’s Patent Rights licensed under this Agreement, that Party shall give written notice of such claim to the other Party. Licensee shall then use Commercially Reasonable Efforts to terminate such infringement. In the event Licensee fails to abate the infringing activity within [†] after such written notice or to bring legal action against the third party, Licensor may bring suit for patent infringement. Licensor agrees to join any such legal action, as necessary to pursue the enforcement of the Patent Rights. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Licensor, which consent shall not be unreasonably or untimely withheld.

12.2

Any such legal action shall be at the expense of the Party by whom suit is filed, hereinafter referred to as the “Litigating Party”. After reimbursement of reasonable attorneys’ fees and legal expenses incurred by Licensee and Licensor in such action or proceeding, Licensee shall be entitled to any damages or settlements attributable to lost sales (as shall be allocated

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by the court or reasonable allocation by mutual agreement of Licensee and Licensor) and shall be subject to Section 4.1 hereof. Any other damages or costs recovered by the Litigating Party in connection with a legal action filed by it hereunder, shall be divided as follows: (i) first to reimburse reasonable attorneys’ fees and legal expenses incurred by Licensee and Licensor in such action or proceeding, as provided above, and then (ii) (a) [†] percent ([†]%) of the remainder shall go to the Litigating Party and (b) [†] percent ([†]%) of the remainder shall go to the other Party.

12.3	Licensee and Licensor shall cooperate with each other in litigation proceedings instituted hereunder, provided that such cooperation shall be at the expense of the Litigating Party, and such litigation shall be controlled by the Litigating Party.

ARTICLE 13. INSURANCE

13.1	Insurance Requirements

Beginning at the time any Licensed Product and/or Licensed Method is being commercially distributed or sold for clinical diagnostic purposes, including use in prospective clinical trial stratification or eligibility by Licensee or its Affiliate, or a Sublicensee, Licensee will, at its sole cost and expense, procure and maintain commercial general liability insurance issued by an insurance carrier with an A.M. Best rating of “A” or better in amounts not less than Two Million U.S. Dollars ($2,000,000) per incident and Two Million U.S. Dollars ($2,000,000) annual aggregate. Licensee will use reasonable efforts to have Licensor, UURF, the University of Utah, and their respective officers, employees and agents, named as additional insured. Licensee shall use its reasonable commercial efforts to obtain from its insurer(s) a waiver of all rights of subrogation against Licensor and its insurers. Such commercial general liability insurance will provide (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee’s indemnification under this Agreement; and (iii) coverage for litigation costs. The specified minimum insurance amounts will not constitute a limitation on Licensee’s obligation to indemnify Licensor, UURF, the University of Utah, and their respective officers, employees and agents, under this Agreement.

13.2	Evidence of Insurance and Notice of Changes

Licensee will provide Licensor with written evidence of such insurance upon request by Licensor. Licensee will provide Licensor with written notice (i) to the extent practicable, of at least thirty (30) days prior to the cancellation, non-renewal, or material change in such insurance or (ii) as soon as practicable, upon cancellation, non-renewal, or material change in such insurance.

13.3	Continuing Insurance Obligations

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Licensee will maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Product(s) and/or Licensed Service(s) developed pursuant to this Agreement is being commercially distributed or sold by Licensee, any Affiliate of Licensee, or any Sublicensee or agent of Licensee; and (ii) for four (4) years after such period.

ARTICLE 14. INDEMNIFICATION

14.1	Licensee shall indemnify, hold harmless and defend Licensor, UURF, the University of Utah, UNC, WU, and BCCA and their respective officers, employees and agents, against any and all claims, suits, losses, damages, costs, liabilities, fees and expenses (including reasonable fees of attorneys) resulting from or arising out of exercise of: (a) all personal injury (including death) and property damage caused or contributed to, in whole or in part, by manufacture, testing, design, use, sale, or labeling of any Licensed Products or Licensed Methods by Licensee or its Affiliates or Sublicensees; or (b) any act, error, or omission of Licensee, or its agents, employees, Affiliates, or Sublicensees, except to the extent such claims, suits, losses, damages, costs, fees, or expenses result from the negligent acts or omissions, or willful misconduct of the Licensor, UURF, the University of Utah, UNC, WU, or BCCA, or its or their respective affiliates, officers, employees or agents, or Licensor’s breach of its representations and warranties or obligations under this Agreement. Licensor shall give Licensee timely notice of any claim or suit instituted which may give rise to a claim by Licensor for indemnification by Licensee, and Licensor shall have the right at its own expense to participate in the defense of the same

ARTICLE 15. NOTICES

15.1	Any payment, notice or other communication required or permitted to be given to either Party hereto shall be in writing and shall be deemed to have been properly given and effective: (a) on the date of delivery if delivered in person during recipient’s normal business hours; or (b) on the date of attempted delivery if delivered by courier, express mail service or first-class mail, registered or certified. Such notice shall be sent or delivered to the respective addresses given below or to such other address as either Party shall designate by written notice given to the other Party as follows:

In the case of Licensee:

NanoString Technologies, Inc.

530 Fairview Avenue North, Suite 2000

Seattle, WA 98109

Attention: Chief Executive Officer

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With a copy to such of Licensee’s Sublicensees as Licensee may have requested in writing be provided with notices hereunder.

In the case of Licensor:

Bioclassifier LLC

226 Spencer Road

St. Louis, MO 63119

Attention: Chief Executive Officer

ARTICLE 16. REGULATORY COMPLIANCE

16.1	Licensee shall comply with all applicable U.S. laws dealing with the export and/or management of technology or information. Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR,) and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (i) ITAR and EAR product/service/data-specific requirements; (ii) ITAR and EAR ultimate destination-specific requirements; (iii) ITAR and EAR end user-specific requirements; (iv) ITAR and EAR end use-specific requirements; (v) Foreign Corrupt Practices Act; and (vi) anti-boycott laws and regulations. Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Product(s) and/or Licensed Method(s) (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Product(s) and/or Licensed Method(s) (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of U.S. export laws and regulations or other applicable U.S. laws and regulations. Licensee will include an appropriate provision in its agreements with its authorized Sublicensees to assure that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations

ARTICLE 17. CONFIDENTIALITY

17.1	General

Any and all information disclosed or submitted in writing or in other tangible form to one Party by the other Party, whether before or after the Effective Date of this Agreement, and identified in writing as confidential information at the time of disclosure shall hereinafter be

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referred to as the “Confidential Information” of the disclosing Party. Neither Party shall disclose any Confidential Information of the other Party to any third party. Neither Party shall use the Confidential Information of the other Party for any purpose other than as required to perform or exercise its rights hereunder. Notwithstanding the foregoing, each Party may disclose the other Party’s Confidential Information to the receiving Party’s Affiliates requiring access thereto for the purposes of this Agreement, provided, however, that prior to making any such disclosures, each such Affiliate shall be informed of the obligation and agree to maintain Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms and conditions of this Agreement. Each Party agrees to take all reasonable steps necessary to ensure that the other Party’s Confidential Information shall be maintained in confidence. Each Party agrees that this Agreement shall be binding upon its Affiliates and each Party shall take all steps reasonably necessary to ensure that its Affiliates shall comply with the terms and conditions of this Agreement. The foregoing obligations of confidentiality and non-use shall survive, and remain in effect for a period of five (5) years from the termination or expiration of this Agreement. The Parties agree that due to the unique nature of the Confidential Information, there can be no adequate remedy at law for any breach by the receiving Party’s obligations under this Article 17, thereby resulting in irreparable harm to the disclosing Party. Therefore, notwithstanding any provision to the contrary herein, upon any such breach of this Section 17.1, or any threat thereof, the disclosing Party shall be entitled to seek appropriate injunctive relief in addition to any and all other available remedies.

17.2	Exclusions from Nondisclosure Obligation

The nondisclosure and nonuse obligations in Section 17.1 shall not apply to any Confidential Information to the extent that the receiving Party can establish by competent written proof that it:

a.	at the time of disclosure is in the public domain;

b.	after disclosure, becomes part of the public domain by publication or otherwise, except by breach of this Agreement by the receiving Party;

c.	was in such Party’s possession or was known by the Party at the time of disclosure;

d.	is received by such Party on a non-confidential basis from a third party who has the lawful right to disclose the Confidential Information;

e.	was disclosed with the prior written approval of the disclosing Party;

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f.	is independently developed or discovered by or on behalf of the receiving Party without any aid, application or use of or access to the Confidential Information of the other Party; or

g.	was or is disclosed generally to third parties by the disclosing Party without restrictions similar to those contained in this Agreement.

17.3	Required Disclosures

Nothing herein shall prevent a Party from disclosing any Confidential Information of the other Party that is required to be disclosed pursuant to an applicable law or regulation or the valid order of a court of competent jurisdiction, provided that the Party obligated to make such disclosure (a) shall give advance written notice to the other Party, (b) at the other Party’s expense, shall reasonably cooperate in the other Party’s effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the law, regulation, or order required and (c) shall use and disclose the Confidential Information solely to the extent required by the law, regulation, or order.

17.4	Return of Confidential Information

Promptly after the termination or expiration of this Agreement for any reason, each Party shall return to the other Party all tangible manifestations of such other Party’s Confidential Information at that time in the possession of the receiving Party, except that one copy may be retained for archival purposes only. Nothing in this Section 17.4 shall require a Party to remove from electronic files existing manifestations of the other Party’s Confidential Information that cannot be practicably recovered, however obligations of non-disclosure and non-use shall be and remain in effect, surviving termination of this Agreement

17.5	Publication Rights

Licensee shall have the right to publish any and all research results generated by Licensee over the course of this Agreement, including observations, data developed, protocols, and conclusions reached (a “Publication”); provided, however, that Licensee shall provide such Publication to Licensor at least thirty (30) days prior to such Publication being published for Licensor’s review and comment, which comments shall be considered by Licensee in good faith. Moreover, Licensee agrees to delay such Publication for an additional period of time, not to exceed thirty (30) days after initial delivery of the Publication to Licensor, during which period Licensor may file patent protections for any patentable material identified in such Publication that is owned or controlled by Licensor.

17.6	Press Releases

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The Parties agree that Licensee may issue press releases from time to time and that Licensor will not issue any press release prior to one being issued by Licensee. Neither Party shall issue any press release or other public announcement regarding this Agreement without the prior review and consent of the other Party, which consent shall not be unreasonably withheld or delayed.

ARTICLE 18. GENERAL PROVISIONS

18.1	If a dispute arises out of or relates to this Agreement, the Parties agree that, within thirty (30) days after one Party delivers to the other Party a notice requesting dispute resolution, senior executives of both Parties shall negotiate in good faith to resolve such dispute before resorting to litigation or another dispute resolution procedure. Nothing in the immediately preceding sentence shall prevent either Party from seeking temporary, interim, interlocutory or preliminary injunctive relief. This Agreement shall be interpreted and construed in accordance with the laws of the State of New York, without application of any principles of choice of laws.

18.2	In assuming and performing the respective obligations under this Agreement, Licensee and Licensor are each acting as independent parties and neither shall be considered or represent itself as a joint venture, partner, agent or employee of the other.

18.3	The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

18.4	This Agreement is not assignable or otherwise transferable by Licensee without the prior written consent of Licensor, which consent will not be unreasonably withheld. Notwithstanding the foregoing, Licensee may assign its rights and obligations hereunder, by written notice to Licensor, to a successor or transferee (whether by merger, consolidation, purchase or otherwise) of all or substantially all of the assets of Licensor to which this Agreement relates.

18.5	This Agreement shall not be binding upon the Parties until it has been signed below by or on behalf of each Party.

18.6	This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.

18.7	No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by both Parties hereto.

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18.8	No waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

18.9	This Agreement embodies the entire understanding of the Parties and supersedes all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter thereof.

18.10	The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

18.11	This Agreement may be signed in counterparts, each of which when taken together shall constitute one fully executed document. Each individual executing this Agreement on behalf of a legal Entity does hereby represent and warrant to each other person so signing that he or she has been duly authorized to execute this Agreement on behalf of such Entity.

18.12	In the event of any litigation, arbitration, judicial reference or other legal proceeding involving the Parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of either Party under this Agreement, the prevailing Party shall be entitled to recover from the other Party such attorneys’ fees and costs as may be reasonably incurred, including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation, arbitration, judicial reference, or other legal proceeding.

18.13	Except as required by law, neither Party may disclose the financial terms of this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing to the contrary, Licensee may disclose the terms of this Agreement, including without limitation the financial terms, to its Sublicensees, Affiliates, attorneys, advisors, investors, prospective investors, development partners, and prospective development partners, subject to obligations of confidentiality consistent with the terms hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, Licensor and Licensee have executed this Agreement by their respective officers hereunto duly authorized, on the day and year hereinafter written.

“Licensee” NANOSTRING TECHNOLOGIES, INC.		“Licensor” BIOCLASSIFER LLC

By:	/s/ Brad Gray	By:	/s/ Matthew James Ellis
Name:	Brad Gray	Name:	Matthew James Ellis
Title:	President & CEO	Title:	Director
Date:	23 Feb 2012	Date:	15th Feb. 2012

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EXHIBIT A

PATENT RIGHTS and GENE EXPRESSION PROFILE

Item No.	U No.	Matter	Application No(s). Date(s) of Filing	Title	Inventor(s)

1.	U-3956	Deriving and Applying Minimal Intrinsic Gene Sets for Biological and Prognostic Classifications	US provisional 60/739,155; filed 11/23/2005. PCT/US2006/044737, filed 11/17/2006. and the following nationalized applications: US 12/094,898 CA 2,630,974 EU 06844413.2	Methods and Compositions Involving Intrinsic Genes	ELLIS, Matthew; PEROU, Charles, M.; BERNARD, Philip, S.; PALAIS, Robert, A.

2.	U-3956	Deriving and Applying Minimal Intrinsic Gene Sets for Biological and Prognostic Classifications	US provisional 61/057,508; filed 5/30/2008 PCT/US2009/045820, Filed 6/1/2009. and the following nationalized applications: US 12/995,450 CA 2,725,760 EU 09770678.2 JP 2011-511893 AU 2009262894	Gene Expression Profiles to Predict Breast Cancer Outcomes	PEROU, Charles, M.; PARKER, Joel, S.; MARRON, James, Stephen NOBEL, Andrew; BERNARD, Philip, S.; ELLIS, Matthew; MARDIS, Elaine; NIELSEN, Torsten, O.; CHEANG, Maggie

3.	U-3956	Deriving and Applying Minimal Intrinsic Gene Sets for Biological and Prognostic Classifications	US provisional 61/453,035; filed 3/15/2011	Methods Of Treating Breast Cancer With Anthracycline Therapy	PEROU, Charles, M.; ELLIS, Matthew; BERNARD, Philip, S.; NIELSEN, Torsten, O.

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4.	U-3956	Deriving and Applying Minimal Intrinsic Gene Sets for Biological and Prognostic Classifications	US provisional 61,565,133; filed 11/30/2011	Methods Of Treating Breast Cancer With Taxane Therapy	PEROU, Charles, M.; BERNARD, Philip, S.; NIELSEN, Torsten, O.; ELLIS, Matthew; PARKER, Joel, S.; MARTIN, Miguel; CARRASCO, Eva; CABALLERO, Rosalia

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EXHIBIT B

NON-LICENSED MATERIAL

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EXHIBIT C

LICENSE TO THE UNITED STATES GOVERNMENT

This instrument confers to the United States Government, as represented by the Department of Health and Human Services, a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced on its behalf throughout the world the following subject invention. This license will extend to all divisions or continuations of the patent application and all patents or reissues, which may be granted thereon:

Patent Title: Methods and Compositions Involving Intrinsic Genes

Inventor(s): Matthew Ellis, Charles Perou, Philip Bernard, Robert Palais.

Patent Application Serial No(s) and Filing Date(s): US provisional 60/739,155; filed 11/23/2005; PCT/US2006/044737, filed 11/17/2006; and the corresponding nationalized applications US 12/094,898; CA 2,630,974; and EU 06844413.2.

Patent Title: Gene Expression Profiles to Predict Breast Cancer Outcomes

Inventor(s): Charles Perou, Joel Parker, James Marron, Andrew Nobel, Philip Bernard, Matthew Ellis, Elaine Mardis, Torsten Nielsen, Maggie Cheang.

Patent Application Serial No(s) and Filing Date(s): US provisional 61/057,508; filed 5/30/2008; and PCT/US2009/045820, filed 6/1/2009.

Patent Title: Methods of Treating Breast Cancer with Anthracyline Therapy

Inventor(s): Charles Perou, Matthew Ellis, Philip Bernard, Torsten Nielsen

Patent Application Serial No(s) and Filing Date(s): US provisional 61/453,035; filed 3/15/2011.

Patent Title: Methods of Treating Breast Cancer with Taxane Therapy

Inventor(s): Charles Perou, Philip Bernard, Torsten Nielsen, Matthew Ellis, Joel Parker, Miguel Martin, Eva Carrasco, Rosalia Caballero

Patent Application Serial No(s) and Filing Date(s): US provisional 61/565,133; filed 11/30/2011.

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This subject invention was conceived and/or first actually reduced to practice in performance of a government-funded project, Grant No.: R33 CA097769.

Principal rights to this subject invention have been left with the Patent Assignees, subject to the provisions of 37 CFR 401 and 45 CFR 8.

Signed:		Date:
Name:	Thomas Parks		Title: President

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EXHIBIT D

SECTION 2.1 OF THE ACADEMIC LICENSE AS OF THE EFFECTIVE DATE

(attached hereto)

2.1.	Exclusive/Non-Exclusive Grant

Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee a royalty-bearing exclusive license, with the right to sublicense, to develop, make, have made, use, have used, sell and have sold, import, export and otherwise distribute Licensed Products and to practice Licensed Methods in the Field of Use under the Patent Rights throughout the Territory. Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee a nonexclusive license, with the right to sublicense to Sublicensee(s) who concurrently take a license to the Patent Right(s), to use the Technology in the Field of Use in the Territory. Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee a non-exclusive license, with the right to sublicense, to use the Improvements not covered by a claim of a patent or patent application included with the Patent Rights in the Field of Use in the Territory. This grant is subject to the payment by Licensee to Licensor of all consideration required under this Agreement, to any rights of the Government of the United States as set forth in Section 2.2 and is further subject to rights retained by Licensor and the Patent Assignees and their Affiliates:

a.	To publish the general scientific findings from research conducted in whole or in part at University of Utah, UNC, WU, or BCCA related to Patent Rights subject to the terms of Section 2.1 and subject to such reasonable delay in publication as may be appropriate for Licensor and Licensee to review such proposed publication for and file patent applications on any inventions to be disclosed therein that would constitute an Improvement or otherwise fall within the scope of the Patent Rights. Notwithstanding the foregoing, Licensor shall have no obligation to delay publication longer than sixty (60) days following delivery of any proposed publication to Licensee; and

b.	To manufacture, have manufactured, use, or practice the subject matter described and claimed in the Patent Rights for research, teaching and other educationally-related purposes; and to practice for non-commercial clinical use, clinical research and other non-clinical research purposes.

c.

The clinical laboratories at a University hospital Affiliate of a Patent Assignee will have access on commercially reasonable terms, for purposes of such clinical laboratories’ providing a diagnostic or prognostic test to patients being treated at such hospital, to any regulatory authority approved assay developed from the technology transferred in this

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agreement to Bioclassifier. In the event that Licensee has failed to meet the diligence requirements of Article 5 and a diagnostic or prognostic product or service, or reagents necessary to perform such service, that is or incorporates Licensed Products or Licensed Methods is not otherwise available commercially, Licensor and the Patent Assignees and their University hospital Affiliates shall have the right to manufacture, have manufactured, use or practice Patent Rights in any clinical research laboratory of a University hospital Affiliate of such Licensor or Patent Assignee for purposes of such clinical research laboratory’s providing a diagnostic or prognostic test to patients seeking treatment or being treated at such hospital until such time as a diagnostic or prognostic product or service, or reagents necessary to perform such service, that is or incorporates Licensed Products or Licensed Methods is available commercially.

Notwithstanding anything contained herein to the contrary, [†], a [†] Affiliate of Licensor, shall have the right, for so long as it is a [†] Affiliate of Licensor, to [†], whether or not covered by the Patent Rights, until such time as (A) [†], Licensee achieves (itself or through its Affiliates or Sublicensee(s)) [†], and (B) [†], (1) Licensee secures (itself or through its Affiliates or Sublicensee(s)) [†] or [†] or [†] for a Licensed Product, (2) [†] has confirmed that such Licensed Product [†] of such Licensed Product as set forth in the [†], provided, however (A) that such [†] by [†] using its [†] to Licensee (or its appropriate Affiliate or Sublicensee(s)) at least ninety (90) days in advance of any such [†] of Licensee (or its appropriate Affiliate or Sublicensee(s)), (B) such [†] by Licensee ((or its appropriate Affiliate or Sublicensee(s)) on [†] agreeing to [†] by Licensee (itself or through its Affiliates or Sublicensee(s)) of [†], including without limitation terms requiring that [†] take no more than ninety (90) days and be subject to [†] Licensed Product, and (C) the failure by [†] to agree to such commercially reasonable terms for such [†] prior to Licensee’s or its Affiliates’ or Sublicensee(s)’ first such [†], [†] or other applicable [†] shall obviate the requirement for the performance of the [†] this clause (2), and (3) the Licensed Product is available to [†] on commercially reasonable terms for purposes of [†] performing such [†]. Notwithstanding the foregoing, [†] shall have the right to perform such [†].

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EXHIBIT E

ROYALTY REPORT

LICENSEE:		U-
Period Covered: From:	Through:
Prepared By:		Date:
Approved By:		Date:

If Licensee has several licensed products, please prepare separate reports for each. Then, compile all licensed products into a summary report.

	Product or Tradename	Quantity Sold	Unit Price	Gross Sales	* Less Allowances	Net Sales	Royalty Rate	Period Amount	Royalty
Country and Patent								This Year	Last Year
USA				$	$	$		$	$
#
Canada
#
Europe:
#
#
#
#
#
#
Japan
#
Other:
#
#
Sublicense #1 (name)
#
Sublicense #2 (name)
#
TOTAL:				$	$	$		$	$

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Total Royalty Due: $

The following royalty forecast is non-binding and for internal planning only:

Royalty Forecast Under This Agreement: Qtr 1:             Qtr 2:             Qtr 3:             Qtr 4:

* On a separate page, please indicate the reasons for adjustments, if significant. Please refer to the following examples as applicable: (1) cash, trade or quantity discounts actually allowed; (2) sales, use, tariff, customs duties or other excise taxes directly imposed upon particular sales; (3) outbound transportation charges—prepaid or allowed, and (4) allowances or credits to third parties for rejections or returns.

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EXHIBIT F

[Annual/Bi-annual/] Commercialization Report

For

[Company Name]

[Tech Title and U#] (if several, use oldest)

For period beginning and ending(“Period”)

Date:

Contact Person:                              Phone:                                 Email:

1. Commercialization Efforts

Attach all requested documentation and attach additional pages as necessary. For all requirements include efforts of all Sublicensees. If not applicable, please so indicate by N/A.

COMMERCIALIZATION REPORT

					Net Sales Forecast
Country	Licensee’s Licensed Product and Tradename	Sublicensee’s Licensed Product and Tradename	Royalty Rate	Current Period Net Sales	Year 1 after current Period	Year 2 after current Period	Year 3 after current Period
e.g.: US	Tissue	N/A	2%	$800.000	1.2M	1.8M	2M

¡ Estimated number of jobs created as a result of this Licensed Product/Licensed Method:

Yes No	In the designated reporting period, did your company or any Sublicensee of the above-referenced technology have 500 or more employees? (This information is required to determine and report large or small entity status in the United State.)

2. Product Development

Attach all requested documentation and attach additional pages as necessary. For all requirements include efforts of all Sublicensees. If not applicable, please so indicate by N/A.

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A.	Provide the commercial name of any FDA-approved products, incorporating, using or that are Licensed Products/Licensed Methods that have first reached the market during the designated reporting Period. (This information is necessary for federal funding reporting requirements)

Pharmaceutical

Licensed Product (Name):         Estimated Date of First Sale:

FDA approval stage	Contact Person	Estimated Start Time	Estimated End Time	Estimated Budget
Preclinical
NDA
Phase I
Phase II
Phase III
Animal Studies
Mfg./Production Facility

Medical Devices (PMA or 510(k))

Licensed Product (Name):         Estimated Date of First Sale:

Class Type:

Completion Type:

FDA Approval Stage	Estimated Time Start	Estimated End Time	Estimated Budget
PMA
501(k)
IDE
HDE
Preclinical
Phase I
Phase II
Phase III
Mfg./Production Facility

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Software

Licensed Product (Name):                     Estimated Date of First Sale:

	Contact Person	Estimated Time Start	Estimated Time End	Estimated Budget
Alpha Version
Beta Version
Commercial Version

3.	Intellectual Property

Please provide type of intellectual property protection covering or related to the identified licensed product

Licensed Product (Name):

Country	Patent No./Patent Appl. No /Copyright Registration No. or Related IP	Owner (Licensor/Licensee/Third Party)	Inventor Name(s)/ Author(s)	Title(s)

4.	Marketing Activities

Provide an update covering Licensee’s projected marketing, manufacturing and operations.

Licensed Product	Licensed Product Available/ Development Stage	Marketing Budget Range		Current Marketing Partner(s)
e.g.: Tissue	Available	i.e<$	1,000,000	Kirkland

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5.	Additional efforts including, but not limited to, Due Diligence or Milestones specific to licensee’s Agreement

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